CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 16 to Registration Statement No. 333-59093 on Form N-1A of our report dated February 23, 2006, relating to the financial statements and financial highlights of Sun Capital Advisers Trust (the “Trust”), including Sun Capital All Cap Fund, Sun Capital Investment Grade Bond Fund, Sun Capital Money Market Fund, Sun Capital Real Estate Fund, SC Davis Venture Value Fund, SC Oppenheimer Main Street Small Cap Fund, and SC Blue Chip Mid Cap Fund, appearing in the Annual Report on Form N-CSR of Sun Capital Advisers Trust for the year ended December 31, 2005, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, MA
April 28, 2006

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